Exhibit 23.1


INDEPENDENT AUDITORS CONSENT


We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Equity One, Inc. dated December 10, 2002 of our report dated March 8, 2002 (except for Notes 5, 6, 14 and 15 as to which the date is December 4, 2002) and contained in Registration Statement Nos. 333-30894 and 333-81216 of Equity One, Inc. on Forms S-3 under the Securities Act of 1933 insofar as such report relates to the consolidated financial statements of Equity One, Inc. for the year ended December 31, 2001.

/s/ Deloitte & Touche

Miami, Florida
December 10, 2002